EXHIBIT A
TEXT OF ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
THE COEUR D'ALENES COMPANY

	The text of the first Amendment of Article Fourth of the Articles of Incorporation of The Coeur d'Alenes Company is as follows:

1.	Article Fourth shall be amended to read in its entirety as follows:

The Corporation hereby effects a reverse stock split by changing and reclassifying each 1,000 shares of the authorized shares of common stock to 1 share so that the total number of authorized shares is reduced from Ten Million (10,000,000) shares of common stock, having no par value, to One Thousand (1,000) shares of common stock having no par value. Fractional shares held by shareholders who as a result of the reverse stock split hold less than 1 share will be converted into the right to receive the fair value of such fractional interest as determined by the Board of Directors of the Corporation.

2.	Said amendment has been duly adopted in accordance with the
provisions of Idaho Code 30-1-1003 by approval of the Board of Directors and by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote thereon.

The text of the second Amendment of Article Fourth of the Articles of Incorporation of The Coeur d'Alenes Company is as follows:

1.	Article Fourth shall be amended to read in its entirety as follows:

The Corporation hereby effects a forward stock split by changing and reclassifying each one share of the authorized shares of common stock of the Corporation, no par value, into One Thousand (1,000) shares of such common stock. Article Fourth of the Articles of Incorporation hereafter will state in full as follows:

FOURTH:

	The capital stock of this Corporation shall consist of Ten Million (10,000,000) shares of common stock, having no par value.

2.	Said amendment has been duly adopted in accordance with the
provisions of Idaho Code 30-1-1003 by approval of the Board of Directors and by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote thereon.